EXHIBIT (d)(22)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
BLACKROCK FINANCIAL MANAGEMENT, INC.

THIS AMENDMENT is made as of March 22, 2011 to the Investment Sub-Advisory Agreement dated May 1, 2009, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and BlackRock Financial Management, Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement dated May 1, 2009, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 22, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Christopher A. Staples

Name: Christopher A. Staples

Title: Senior Vice President and Chief Investment Officer

Date:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:

Name:

Title:

Date:

SCHEDULE A

as of March 22, 2011

Portfolio	Sub-Adviser Compensation*

Transamerica BlackRock Tactical Allocation VP	0.10% up to $1 billion;
0.08% in excess of $1 billion.
Transamerica Multi-Managed Balanced VP**	0.12% up to $1 billion;
0.05% in excess of $1 billion.

*	As a percentage of average daily net assets on an annual basis.

**	With respect to such portion of the Portfolio’s assets as shall be allocated to BlackRock Financial Management, Inc. by TAM from time to time.